EXHIBIT 10.31

VOLITIONRX LIMITED

Registered Office

1 Scotts Road

#24-05 Shaw Centre

Singapore, 228208

Email: info@volitionrx.com

Dr. Habib Skaff

4006 W. Swann Avenue,

Tampa, FL, 33609,

United States of America

28 May 2014

Dear Dr. Skaff

Appointment as Non-Executive Director

I am writing to confirm the terms of your appointment as a Non-Executive Director of VolitionRX Limited (the “Company”). Your appointment is to commence on 01 June 2014.

This letter sets out the main terms of your appointment. It is agreed between us that this is a contract for services and is not a contract of employment.

By accepting this appointment, you confirm that you are not subject to any restrictions which prevent you from holding office as a Director.

The terms of the directorship are as follows:

1.

In addition to the normal duties imposed by law on Non-Executive Directors, we would expect you to discharge the following functions and duties:

a.

to attend regular/scheduled Board meetings at the Company’s registered office, either in person or via telephone conference, or at such other place and on such other dates which you shall be notified of at least 10 business days in advance;

b.

to attend the Company’s annual general meeting, either in person or via telephone conference, to be held each year;

c.

if elected to serve on a committee or committees of the Board, to serve on such committee or committees as required under the committee charter or as otherwise required by the Board, and to attend all committee meetings;

d.

to attend, either in person or via telephone conference, any extraordinary general meetings or emergency Board meetings which might be called from time to time;

e.

to engage in domestic or international travel, as required according to the needs of the Company and the direction of the Board of Directors.

f.

to carry out such other functions and duties as may be required of you.

2.

Director’s fees of US$6,250.00 per quarter (the “Fees”) shall be paid directly into your nominated bank account at the end of each calendar quarter, plus:

a.

you will be entitled to reimbursement for any reasonable and agreed expenses incurred in the performance of your duties as a Director of the Company subject to the production of receipts or other appropriate evidence of payment and compliance with the Company’s Travel and Expenses Policy (as amended from time to time) a copy of which will be provided;

b.

you will be entitled to a daily allowance of US$500.00 for specific duties above those normally expected of a Non-Executive Director as agreed to with the Managing Director; and

c.

you will be entitled to an option package entitling you to subscribe for and purchase up to twenty five thousand (25,000) shares of common stock of the Company (the “Option”). The Option shall be granted to you (i) subject to the shareholders of the Company approving an increase in the number of stock options available for issue under the VolitionRX Limited 2011 Equity Incentive Plan (“the Plan”) at the Company’s 2014 Annual Meeting of Stockholders (“AMS”); and (ii) at such time as the Company issues additional stock options to management and employee following the stockholders approval at the AMS of the aforementioned increase in the number of shares available for issue under the Plan. The terms of the Option shall be decided by the Board of the Company in its absolute discretion, but shall be commensurate with the terms of the stock options issued to management and employees immediately following the increase in the number of shares available for issue under the Plan.

3.

The Company will not be responsible for the deduction of income tax and national insurance or similar contributions in respect of your Fees or expenses payable as a result of your appointment and service as a Director.

4.

The Company also agrees to consider any request made by you for reimbursement of any reasonable legal fees incurred by you in relation to your position as Director (and for which you are not entitled to be indemnified pursuant to paragraph 5 below).  You will use reasonable efforts to make such request in writing prior to any such fees being incurred.  The Company agrees to reimburse such fees if the Board in its absolute discretion decides that the legal advice sought was reasonably necessary in the proper discharge of your duties and it was not appropriate to obtain it from the professional advisors to the Company or any Committee.

5.

The Company will indemnify you to the fullest extent permitted by law against all costs, charges, losses, damages and liabilities incurred by you in defending any proceedings (whether civil or criminal), which relate to anything done or omitted or alleged to have been done or omitted by you as a Director of the Company. To the extent that the Company’s Certificate of Amendment, and any amendments thereto, are or become inconsistent with this paragraph as a result of a change in the laws of the State of Delaware, the Company agrees to propose, at the next annual or extraordinary general meeting of the shareholders of the Company, an amendment to the Certificate of Incorporation to remove such inconsistency (any such amendment to be subject to approval by the shareholders at the relevant meeting).  The indemnity contained in this paragraph shall be without prejudice to any other indemnity to which you may be otherwise entitled.

6.

Your appointment is subject to the Certificate of Incorporation and the Bylaws of the Company, and any amendments thereto, and will continue until the next annual meeting of shareholders and until your successor is elected and qualified, or until your earlier resignation or removal.  Your appointment will automatically terminate if you are removed from office, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors and you will not be entitled to compensation in these events.

7.

In the course of your appointment and in the performance of your duties you will have access to and be entrusted with information (whether oral, written or any other form) containing or consisting of material of a technical, operational, administrative, economic, marketing, planning, business or financial nature or in the nature of intellectual property of any kind and relating to the Company and/or its subsidiaries (“Confidential Information”).  In connection with any Confidential Information:

a.

you will at all times use Confidential Information only in the proper discharge of your duties and will not disclose or permit to be disclosed to any person, firm or organisation outside the Company or its subsidiaries, any Confidential Information or copies, summaries or reproductions of it in any form save if, and in so far as, you will be required so to do by law or by any competent regulatory authority.  If any proceedings are commenced or action taken which could result in you becoming compelled to disclose Confidential Information, you will immediately notify the Company in writing of such proceedings or action and, provided that you are first indemnified by the Company for any costs reasonably incurred in doing so, will take all available steps to resist or avoid such proceedings or action, including all steps that the Company may reasonably request and keep the Company fully and promptly informed of all matters and developments relating to it.  If you are obligated to disclose Confidential Information to any third party you will disclose only to that third party and only the minimum amount of Confidential Information required, consistent with satisfying your obligations under this letter.  Furthermore, so far as is reasonably practicable, you will give the Company prior written notice of the Confidential Information you propose to disclose, the notice also containing a confirmation that your legal advisers’ opinion is that such disclosure is required, and you will give the Company an opportunity to discuss the relevant notice prior to the disclosure; and

b.

at the expiration of your term as a Director, you will surrender and deliver up to the Company all Confidential Information, provided that you may keep one copy of any Confidential Information for the sole purpose of defending any allegations or proceedings against you which relate to your appointment and service as a Director of the Company.  For the avoidance of doubt, the undertakings in this paragraph 7 shall be unlimited in time and shall survive the termination of this letter.

8.

You shall not at any time (for whatever reason) use to the detriment or prejudice of the Company or the Company’s customers, suppliers or industry partners, or, except in the proper course of your duties under this letter, divulge to any person, firm or company, information relating to the Company’s customers, suppliers or industry partners or their affairs or relating to the Company’s own affairs, which may come to your knowledge.

9.

The Company agrees to make the appropriate filings and notifications with the SEC in connection with your appointment within the relevant time limits and the Company secretary will supply you with a copy of the Company’s Certificate of Incorporation and Bylaws, and any amendments thereto, and any other information you may require.

10.

It is accepted and acknowledged that you have business interests other than those of the Company and have declared any conflicts that are apparent at present.  In the event that you become aware of any potential conflicts of interest, these should be disclosed to the chairman and Company secretary as soon as apparent.

11.

The Company currently does not have directors’ and officers’ liability insurance. It is the intention of the Company to take out directors’ and officers’ liability insurance upon the Company up-listing to Nasdaq or NYSE.

12.

This letter, together with any documents referred to in this letter, sets out the entire agreement and understanding between the parties and supersedes all prior agreements, understandings or arrangements (oral or written) in respect of your appointment by the Company.

13.

This letter shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

Please sign and return the enclosed duplicate of this letter indicating your acceptance of these terms.

Yours sincerely

For and on behalf of

VolitionRX Limited

The above terms and conditions of appointment are hereby acknowledged and agreed this 29th day of May 2014.

/s/ Dr. Habib Skaff

Dr. Habib Skaff

4